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                                                                      Exhibit 1



                  Management's Assertion Concerning Compliance
                      with USAP Minimum Servicing Standards


March 15, 2002


As of and for the year ended December 31, 2001, Chase Manhattan Mortgage Corporation and its subsidiaries (the "Company") have complied in all material respects with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers ("USAP") exclusive of standards I.4., III.3., III.4., V.3. and V.4., (collectively the "Applicable Standards") solely for the purpose of servicing the home equity loans underlying the Revolving Home Equity Loan Asset Backed Certificate Series 1995-1 (the "Agreement") except for standard V.2, Mortgagor Loan Accounting. During the year, interest rate changes were not consistently made in accordance with the note. We are currently implementing a review process to ensure that all interest rate adjustments were performed in accordance with the note.

As these loans are home equity loans rather than first mortgage loans, certain USAP minimum servicing standards relating to escrows are not applicable. Specifically, no assertions as to USAP minimum servicing standards I.4., III.3., III.4., V.3. and V.4.are being made.

Further, the assertion above relates only to the servicing of loans underlying the Consumer Lending Portfolio and not to loans in the general first mortgage servicing population.

As of and for this same period, the Company had in effect a fidelity bond and errors and omissions policy in the amounts of $250,000,000 and $25,000,000, respectively.


/s/ Steve Rotella                       /s/ Terry L. Gentry

---------------------------------       --------------------------------------
Steve Rotella                           Terry L. Gentry
Chief Executive Officer                 Executive Vice President of Servicing

/s/ Glenn Mouridy                       /s/ Lucy Gambino

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Glenn Mouridy                           Lucy Gambino
Executive Vice President                Vice President of Risk Management
of Servicing